
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate, participating mortgage loans, and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.
</LEGEND>

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>                          DEC-31-1998
<PERIOD-END>                               JUN-30-1998
<CASH>                                       2,878,947
<SECURITIES>                                         0
<RECEIVABLES>                                  201,619
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              22,387,242<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                  22,081,210<F2>
<TOTAL-LIABILITY-AND-EQUITY>                22,387,242<F3>
<SALES>                                              0
<TOTAL-REVENUES>                            14,269,448<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               665,476<F5>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                             13,603,972
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                         13,603,972
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                13,603,972
<EPS-PRIMARY>                                    78.03<F6>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include real estate held for sale of $5,994,079, investment in unconsolidated partnerships of $13,061,701 and net deferred expenses of $250,896.
<F2>Represents partners' capital.
<F3>Liabilities include accounts payable and other liabilities of $208,113 and security deposits of $97,919.
<F4>Total revenue includes rent of $914,443, equity in earnings of unconsolidated partnerships of $13,140,995 and other revenue of $214,010.
<F5>Other expenses include property operating expenses of $426,614, depreciation and amortization of $122,441 and general and administrative expenses of $116,421.
<F6>Represents net income per Unit of limited partnership interest.

